UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

POINT BLANK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida		33069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2009, Protective Apparel Corporation of America, Point Blank Body Armor, Inc. and Life Wear Technologies, Inc. (collectively, the “Borrowers”), each a subsidiary of Point Blank Solutions, Inc. (the “Company”), and the Company entered into a Seventeenth Amendment (the “Seventeenth Amendment”) to that certain Amended and Restated Loan and Security Agreement, dated as of April 3, 2007 (the “Loan Agreement”), by and among the Borrowers, as borrowers, the Company, as guarantor, and Bank of America, N.A. (as successor by merger to LaSalle Business Credit, LLC) (“Bank of America”), as administrative agent and collateral agent for itself and all other lenders party to the Loan Agreement.  The Loan Agreement provides the Borrowers with financing through a revolving credit line (the “Revolving Loan”) and a term loan.

The Seventeenth Amendment, among other things, (i) reduces the amount of the “Availability Block” under the Revolving Loan from $13,500,000 to $11,500,000 for the period starting on November 28, 2009 and ending on December 4, 2009, thereby increasing the maximum amount available for borrowing under the Revolving Loan during such period by up to $2,000,000, and (ii) reduces the minimum availability financial covenant under the Loan Agreement from $2,000,000 to $1,000,000 for any period ending on or before December 4, 2009.

The foregoing description of the Seventeenth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Seventeenth Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Seventeenth Amendment to Loan and Security Agreement, dated November 30, 2009, by and among Protective Apparel Corporation of America, Point Blank Body Armor, Inc., Life Wear Technologies, Inc., Point Blank Solutions, Inc. and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Dated: December 1, 2009	By:	/s/ Michelle Doery
	Name:	Michelle Doery
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Seventeenth Amendment to Loan and Security Agreement, dated November 30, 2009, by and among Protective Apparel Corporation of America, Point Blank Body Armor, Inc., Life Wear Technologies, Inc., Point Blank Solutions, Inc. and Bank of America, N.A.